UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HUBBELL, RICHARD A.
   c/o Marine Products Corporation
   2170 Piedmont Road, N.E.
   Atlanta, GA  30324
   USA
2. Issuer Name and Ticker or Trading Symbol
   MARINE PRODUCTS CORPORATION
   MPX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/23/2002
5. If Amendment, Date of Original (Month/Year)
   8/8/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |07-23-|F   | |8,307             |D  |$9.40      |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |07-23-|J(1)| |7,533             |D  |$9.40      |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |07-28-|F   | |629               |D  |$10.70     |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |07-28-|J(2)| |571               |D  |$10.70     |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |08-15-|F   | |629               |D  |$9.60      |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |08-15-|J(3)| |571               |D  |$9.60      |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09-11-|F   | |629               |D  |$9.90      |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09-11-|J(4)| |571               |D  |$9.90      |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09-18-|F   | |629               |D  |$9.94      |                   |      |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09-18-|J(5)| |571               |D  |$9.94      |114,157            |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |       |       |Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |       |       |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  (A)  |  (D)  |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |       |       |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Shares withheld to pay employee taxes related to RPC, Inc.
(2) Shares withheld to pay employee taxes related to RPC, Inc.
(3) Shares withheld to pay employee taxes related to RPC, Inc.
(4) Shares withheld to pay employee taxes related to RPC, Inc.
(5) Shares withheld to pay employee taxes related to RPC, Inc.

SIGNATURE OF REPORTING PERSON
/s/ Richard A. Hubbell by Ben M. Palmer
Richard A. Hubbell by Ben M. Palmer
DATE
December 26, 2002

                              CONFIRMING STATEMENT



     This Statement confirms that the undersigned, Richard A. Hubbell, has authorized and designated Ben M. Palmer to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Ben M. Palmer under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Ben M. Palmer is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



                                           /s/ Richard A. Hubbell
                                           ------------------------------------
                                           Richard A. Hubbell